Exhibit 10.15

IEC ELECTRONICS CORP.

RESTRICTED STOCK AWARD AGREEMENT
PURSUANT TO
2001 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT, executed in duplicate as of the 14th day of May, 2008, between IEC Electronics Corp., a Delaware corporation (the "Company"), and Jeffrey T. Schlarbaum, Executive Vice President and President of IEC Contract Manufacturing (the "Executive").

In accordance with the provisions of the 2001 Stock Option and Incentive Plan of the Company (the "Plan"), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has authorized the execution and delivery of this Award Agreement on the terms and conditions herein set forth. All defined terms used in this Award Agreement but not defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.
Award of Restricted Stock. The Company hereby grants to the Executive as of the date of this Award Agreement (the "Date of Grant") 15,000 shares of common stock of the Company, $.01 par value (the “Shares”), on the terms and conditions and subject to the restrictions herein set forth.

2.
Restriction Period. The Shares are subject to a restriction period (the “Restriction Period”), after which restrictions will lapse, commencing on the Date of Grant and ending two (2) years from the Date of Grant.

3.
Restrictions. Except as otherwise provided in this Award Agreement, the Shares shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Shares contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Shares, shall be null and void and without effect.

4.
Termination of Employment; Detrimental Activities. If the Executive's employment with the Company is terminated for any reason whatsoever, other than death, Disability, Retirement or Change in Control, before the expiration of the Restriction Period, the Shares shall be deemed forfeited by the Executive and shall be returned to or cancelled by the Company. If the Executive shall engage in any Detrimental Activity (as defined in the Plan) prior to the end of the Restriction Period, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict this Award of Shares.

5.	Taxes. The Company will pay or reimburse Executive the amount of any income taxes Executive incurs in connection with the Award of Shares under this Award Agreement.

6.
Certificate; Custody; Stock Power. The certificate representing the Shares shall be issued in the name of the Executive. Such certificate shall be registered in the name of the Executive and shall bear an appropriate legend reciting the terms, conditions and restrictions applicable to this Award and shall be subject to appropriate stop-transfer orders. Such certificate shall be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse. As a condition of this Award of Restricted Stock, the Executive has delivered to the Company a stock power endorsed in blank relating to the Shares.

7.
Shares Issued Upon Changes in Capitalization. The restrictions imposed under this Award Agreement shall apply as well to all shares or other securities issued in respect of the Shares in connection with any stock split, stock dividend, stock distribution, recapitalization, reclassification, merger, consolidation or reorganization.

8.
Lapse of Restrictions. In the event of (a) any tender offer or exchange offer (other than an offer by the Company) for the Company's common stock, or a dissolution or liquidation of the Company, or a merger or consolidation or similar transaction in which the Company is not the surviving company, or a sale, exchange or other disposition of all or substantially all of the Company assets, or other Change in Control of the Company (as defined in the Plan), or (b) the Executive's termination of employment with the Company by reason of death, Disability, or Retirement, the restrictions set forth in this Award Agreement shall lapse, and the Company shall issue the certificate representing the Shares without a restrictive legend.

9.
Amendment to this Award Agreement. The Committee may modify or amend this Award Agreement if it determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code or in the regulations issued thereunder, or any federal or state securities laws or other law or regulation, which change occurs after the Date of Grant of this Award and by its terms applies to this Award. No amendment of this Award, however, may, without the consent of the Executive, make any changes which would adversely effect the rights of such Executive.

10.
Right of Employment. Nothing contained herein shall confer upon the Executive any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate Executive’s employment at any time for any cause.

11.
Rights as a Shareholder. Upon issuance of the stock certificate evidencing the Shares and subject to the restrictions contained in Sections 2, 3, 4, and 6, the Executive shall have all the rights of a shareholder of the Company with respect to the Shares, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

12.
Notices. Notices hereunder shall be in writing and if to the Company shall be delivered personally to the Secretary of the Company or mailed to its principal office, 105 Norton Street, P.O. Box 271, Newark, New York 14513, addressed to the attention of the Secretary and, if to the Executive, shall be delivered personally or mailed to the Executive at Executive's address as the same appears on the records of the Company.

13.
Interpretations of this Award Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Company and the Executive. The Award and the Shares granted hereunder are subject to the provisions of the Plan. In the event there is any inconsistency between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall govern.

14.	Successors and Assigns. This Award Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed on the day and year first above written.

IEC ELECTRONICS CORP.

By
W. Barry Gilbert

Its: Chief Executive Officer and
Chairman of the Board

ACCEPTANCE

I, Jeffrey T. Schlarbaum, hereby certify that I have read and fully understand the foregoing Restricted Stock Award Agreement. I acknowledge that I have been apprised that the purpose of the restrictions contained in the Award Agreement is to provide an incentive for me to remain with the Company and to perform assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its shareholders. I hereby execute this instrument to indicate my acceptance of this Restricted Stock Award Agreement and my intent to comply with the terms thereof.

Executive

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